EXHIBIT 10.2

Janice K. Brewer, Governor
Thomas J. Betlach, Director

801 East Jefferson, Phoenix, AZ 8503-1 PO Box 25520, Phoenix, AZ 85002 Phone: 602-417-4000 www.azahcccs.gov
Our first care is your health care
ARIZONA HEALTH CARE COST CONTAINMENT SYSTEM

April 17, 2013

Nancy Novick
Chief Executive Officer
Phoenix Health Plan
7878 N 16th Street, #105
Phoenix, Arizona 85020

SUBJECT: GSA 12, Capped Contract Clarification

Dear Nancy,

The purpose of this letter is to provide clarification regarding the capped contract between AHCCCS and Phoenix Health Plan (PHP) in Maricopa County (GSA 12).

Phoenix Health Plan's enrollment in GSA 12, Maricopa County, will be capped effective October 1, 2013 allowing Phoenix Health Plan to retain the majority of its members in Maricopa County. PHP should be aware of the following actions/policies related to the capped contract:

•	Effective August 1, 2013, members may not elect to enroll with PHP for effective dates after September 30, 2013.

•	Effective October 1, 2013, members will not be assigned to PHP with the exception of:

o     Newborns of members already enrolled with PHP,

o     Individuals assigned and that choose to remain with PHP to preserve family continuity, and

o     Individuals, who were previously enrolled with PHP, are dis-enrolled and re-enrolled within 90 days.

In order to allow PHP the opportunity to coordinate care for members also enrolled in Medicare, AHCCCS intends to sign a D-SNP "MIPPA" Agreement for Maricopa County with PHP which will meet all CMS requirements and allow PHP's Medicare Special Needs Plan, Abrazo Advantage, to continue. This decision to allow PHP to continue as a Medicare Special Needs Plan will also require approval from CMS. AHCCCS extends this opportunity to PHP with the understanding that Medicare marketing and retention efforts are targeted to members enrolled with Abrazo Advantage or PHP. If AHCCCS identifies that marketing is being targeted to members enrolled outside of PHP, the Agreement will be re-evaluated. As a reminder, per ACOM 107, AHCCCS will not sign a D-SNP "MIPPA" Agreement with Abrazo Advantage in any counties outside of Maricopa County. This will result in the disenrollment of members

Phoenix Health Plan
April 17, 2013

for Medicare, in addition to Medicaid. You may be asked to participate in transition activities that are specific to this population.

Lastly, as described in Exhibit D of the RFP, in an effort to align more members for both Medicare and Medicaid, on October 1, 2013, AHCCCS will be conducting a one-time alignment of Medicare and Medicaid plan for those Acute individuals that have Medicare. Members currently enrolled in Abrazo Advantage, Pl-IP's Medicare Advantage Special Needs Plan, will be assigned to PHP. These members will have the option to opt out of this assignment and to remain in their current acute plan before enrollment in PHP begins October 1. As part of this one-time alignment current PHP members will be assigned to the AHCCCS plan that aligns with their Medicare D-SNP and have the same option to opt out of the reassignment and remain enrolled with PHP for Medicaid.

The enrollment cap will not be lifted at any time during the total contracting period unless one of the following conditions exists, in which case, AHCCCS may lift the cap:

a.	Another Contractor is terminated and increased member capacity is needed, or

b.	Legislative action creates an unforeseen increase in the overall AHCCCS population, or

c.	Extraordinary and unforeseen circumstances make such an action necessary and in the best interest of the State.

Additionally, AHCCCS does intend to hold an open enrollment for Phoenix Health Plan members in Maricopa County during CYE 2014. AHCCCS will provide further information on this at a later date.

Please contact Diana Alvarez if you have any questions regarding this letter at (602) 417-4796 or
Diana.Alvarez@azahcccs. gov.

Sincerely,

/s/ Kari Price

Kari Price
Assistant Director
Division of Health Care Management